Exhibit 99.2

Form of written consent of

the stockholders of

PULMATRIX Inc.

This Written Consent is solicited by the Board of Directors of Pulmatrix Inc.

Please return this consent no later than             pm (Eastern Time) on               , 2015, which is the final date that the board of directors of Pulmatrix Inc., a Delaware corporation (“Pulmatrix”), has set for receipt of written consents. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record common stock, par value $0.01 per share, and/or one or more series of preferred stock, par value $0.01 per share, including Series B Preferred Stock, Seed Preferred Stock, Junior Seed Preferred Stock, Series A-4 Preferred Stock and/or Series B-1 Preferred Stock, on              , 2015, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Pulmatrix capital stock that the undersigned holds of record.

The undersigned acknowledges receipt of the joint proxy and consent solicitation statement/prospectus, which is part of the registration statement on Form S-4 (No. 333-                 ) of Ruthigen, Inc., a Delaware corporation (“Ruthigen”), and which more fully describes the proposal below.

1.	Approval of the merger of Pulmatrix with and into Ruthigen Merger Corp., a Delaware corporation and a wholly owned subsidiary of Ruthigen (“Merger Sub”), with Pulmatrix continuing as the surviving corporation and a wholly owned subsidiary of Ruthigen, and adoption and approval of the Agreement and Plan of Merger among Ruthigen, Pulmatrix and Merger Sub, dated March 13, 2015, and the transactions contemplated thereby.

APPROVE ☐	DISAPPROVE ☐	ABSTAIN ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of Pulmatrix. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Pulmatrix by faxing it to                    , by emailing a “.pdf” copy of your written consent to                        or by mailing your written consent to                       .

IF AN INDIVIDUAL:	IF AN ENTITY:

(please print or type complete name of entity)

By:	By:

(duly authorized signature)	(duly authorized signature)

Name:	Name:

(please print or type full name)	(please print or type full name)

Title:	Title:

(please print or type full title)	(please print or type full title)

Date: __________, 2015	Date: __________, 2015